Exhibit 99.1
NEWS CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL 2023
FISCAL 2023 THIRD QUARTER KEY FINANCIAL HIGHLIGHTS

•Revenues in the quarter were $2.45 billion, a 2% decrease compared to $2.49 billion in the prior year, reflecting a $98 million, or 4%, negative impact from foreign currency fluctuations. Adjusted Revenues were flat
•Net income in the quarter was $59 million compared to $104 million in the prior year
•Total Segment EBITDA in the quarter was $320 million compared to $358 million in the prior year
•In the quarter, reported EPS were $0.09 compared to $0.14 in the prior year – Adjusted EPS were $0.09 compared to $0.16 in the prior year
•At the Dow Jones segment, revenues from its professional information business grew 38% from the prior year, reflecting the OPIS and CMA acquisitions and continued double-digit revenue growth at Risk and Compliance. Total subscriptions to its consumer products crossed 5.1 million
•Foxtel Group exceeded 3 million total streaming subscribers and achieved the lowest broadcast churn since Fiscal 2016
•Advertising trends at the News Media segment improved sequentially, as advertising revenues for the quarter declined 5% but increased 2% on a constant currency basis from the prior year
•HarperCollins saw improved trends from the first half with revenues flat in the quarter compared to the prior year period. Adjusted revenues were up 2%
•The Company now expects to achieve at least $160 million in annualized savings from the previously announced headcount reductions, up from the prior estimate

NEW YORK, NY – May 11, 2023 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended March 31, 2023.

Commenting on the results, Chief Executive Robert Thomson said:

“These results demonstrate the fundamental differences in the character of News Corp compared with other media companies. In a period in which advertising was clearly insipid in certain parts of the world, our core non-advertising revenue has been particularly robust, highlighted by a 38 percent increase in revenues at the Dow Jones professional information business.

Overall, our fiscal third quarter results demonstrated meaningful progress compared to the first half, with various macro and sectoral trends decidedly more positive. Revenues were over $2.4 billion, down only 2 percent from the prior year, but higher in constant currency, while our company-wide cost cutting program began to gain traction.

That cost reduction drive includes taking the difficult but necessary step of reducing headcount by an expected five percent, and we now anticipate that program will yield at least $160 million in annualized savings by the end of this calendar year.

We also want to highlight that today marks the 44th day in captivity for Wall Street Journal reporter Evan Gershkovich, who has been wrongfully, wilfully detained in Russia. We trust that justice and common sense will prevail, and that Evan will soon be released.”

THIRD QUARTER RESULTS

The Company reported fiscal 2023 third quarter total revenues of $2.45 billion, a 2% decrease compared to $2.49 billion in the prior year period. The decline was primarily due to a $98 million, or 4%, negative impact from foreign currency fluctuations and lower revenues at the Digital Real Estate Services segment due to continued challenging housing market conditions in the U.S. and Australia. The decline was partially offset by higher Dow Jones segment revenues, which includes the acquisitions of OPIS and Chemical Market Analytics (“CMA”), and higher revenues at the News Media and Subscription Video Services segments on a constant currency basis. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) were flat compared to the prior year.

Net income for the quarter was $59 million, a 43% decline compared to $104 million in the prior year, primarily due to lower Total Segment EBITDA, as discussed below, higher depreciation and amortization expense and higher losses from equity affiliates, partially offset by lower impairment charges.

The Company reported third quarter Total Segment EBITDA of $320 million, an 11% decline compared to $358 million in the prior year, primarily due to lower revenues, as discussed above, higher costs at the Dow Jones segment, and a $13 million, or 4%, negative impact from foreign currency fluctuations. The results this quarter also include $7 million of costs related to the professional fees incurred by the Special Committee and the Company in connection with evaluating the proposal from the Murdoch Family Trust, as well as the fees related to the potential sale of Move. Adjusted Total Segment EBITDA (as defined in Note 2) decreased 15%.

Net income per share attributable to News Corporation stockholders was $0.09 as compared to $0.14 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.09 compared to $0.16 in the prior year.

SEGMENT REVIEW

	For the three months ended March 31,			For the nine months ended March 31,
	2023	2022	% Change	2023	2022	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$363	$416	(13)%	$1,170	$1,298	(10)%
Subscription Video Services	477	494	(3)%	1,441	1,502	(4)%
Dow Jones	529	487	9%	1,607	1,439	12%
Book Publishing	515	515	—%	1,533	1,678	(9)%
News Media	563	580	(3)%	1,695	1,794	(6)%
Other	—	—	—%	—	—	—%
Total Revenues	$2,447	$2,492	(2)%	$7,446	$7,711	(3)%

Segment EBITDA:
Digital Real Estate Services	$102	$137	(26)%	$349	$453	(23)%
Subscription Video Services	68	79	(14)%	269	279	(4)%
Dow Jones	109	88	24%	361	327	10%
Book Publishing	61	67	(9)%	151	259	(42)%
News Media	34	39	(13)%	111	184	(40)%
Other	(54)	(52)	(4)%	(162)	(148)	(9)%
Total Segment EBITDA	$320	$358	(11)%	$1,079	$1,354	(20)%

Digital Real Estate Services

Revenues in the quarter decreased $53 million, or 13%, compared to the prior year, reflecting a $13 million, or 3%, negative impact from foreign currency fluctuations. Segment EBITDA in the quarter decreased $35 million, or 26%, compared to the prior year, primarily due to the lower revenues, a $5 million, or 4%, negative impact from foreign currency fluctuations and higher costs related to REA India, partially offset by lower costs at Move. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) decreased 10% and 24%, respectively.

In the quarter, revenues at REA Group decreased $24 million, or 10%, to $222 million, driven by a $13 million, or 6%, negative impact from foreign currency fluctuations, lower Australian residential revenues due to the decline in national listings, most notably in Sydney and Melbourne, and lower financial services revenues due to declines in settlement activity. The decline was partially offset by price increases, increased penetration of Premiere Plus, increased depth penetration in the Australian residential business and higher revenues from REA India. Australian national residential buy listing volumes in the quarter declined 12% compared to the prior year, with listings in Sydney and Melbourne down 20% and 18%, respectively.

Move’s revenues in the quarter decreased $29 million, or 17%, to $141 million, primarily as a result of lower real estate revenues. Real estate revenues, which represented 79% of total Move revenues, decreased $33 million, or 23%, driven by the continued impact of the macroeconomic environment on the housing market, including higher household interest rates, which has led to lower lead and transaction volumes. Revenues from the referral model, which includes the ReadyConnect Concierge℠ product, and the traditional lead generation product decreased due to these factors, partially offset by improved lead optimization. The referral model generated 23% of total Move revenues in the quarter compared to 28% in the prior year. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal third quarter declined 24% year-over-year to 72 million. Lead volume declined 30%.

Subscription Video Services

Revenues of $477 million in the quarter decreased $17 million, or 3%, compared with the prior year, due to a $28 million, or 5%, negative impact from foreign currency fluctuations. Adjusted Revenues of $505 million increased 2% compared to the prior year. Higher revenues from Kayo and BINGE, driven by increases in both volume and pricing, were partially offset by the impact from fewer residential broadcast subscribers. Foxtel Group streaming subscription revenues represented approximately 26% of total circulation and subscription revenues in the quarter, as compared to 20% in the prior year.

As of March 31, 2023, Foxtel’s total closing paid subscribers were over 4.5 million, a 6% increase compared to the prior year, primarily due to the growth in streaming subscribers driven by BINGE and Kayo, partially offset by lower residential broadcast and commercial subscribers. Broadcast subscriber churn in the quarter improved to 12.3%, the lowest level since Fiscal 2016, from 14.3% in the prior year. Broadcast ARPU for the quarter increased 2% year-over-year to A$84 (US$57).

	As of March 31,
	2023	2022
	(in 000's)
Broadcast Subscribers
Residential	1,369	1,522
Commercial	233	240
Streaming Subscribers (Total (Paid))
Kayo	1,332 (1,309 paid)	1,209 (1,151 paid)
BINGE	1,529 (1,484 paid)	1,305 (1,212 paid)
Foxtel Now	178 (171 paid)	215 (206 paid)

Total Subscribers (Total (Paid))	4,662 (4,585 paid)	4,509 (4,338 paid)

Segment EBITDA in the quarter decreased $11 million, or 14%, compared with the prior year, reflecting a $4 million, or 5%, negative impact from foreign currency fluctuations. The decline was primarily due to higher sports programming rights costs, driven mainly by contractual increases across AFL, NRL and Cricket Australia, partially offset by lower marketing spend for Kayo and BINGE and lower transmission costs. Adjusted Segment EBITDA decreased 9%.

Dow Jones

Revenues in the quarter increased $42 million, or 9%, compared to the prior year, which includes $27 million and $19 million contributions from the acquisitions of OPIS and CMA, respectively. Adjusted Revenues at the Dow Jones segment were flat compared to the prior year, as the growth in circulation and subscription revenues from continued growth in Risk & Compliance products and digital subscription gains was offset by lower advertising revenues. Digital revenues at Dow Jones in the quarter represented 79% of total revenues compared to 76% in the prior year.

Circulation and subscription revenues increased $49 million, or 13%, which includes the contributions from the acquisitions of OPIS and CMA. Circulation revenue declined 1%, primarily due to lower print volume and lower revenues from IBD, partially offset by the continued growth in digital-only subscriptions, primarily at The Wall Street Journal. Professional information business revenues grew 38%, primarily driven by the acquisitions of OPIS and CMA and growth in Risk & Compliance products. Revenues from the Risk & Compliance products grew 16%, which includes a 3% negative impact from foreign currency fluctuations. Digital circulation revenues accounted for 69% of circulation revenues for the quarter, compared to 68% in the prior year.

During the third quarter, total average subscriptions to Dow Jones’ consumer products reached over 5.1 million, a 6% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 10%. Total subscriptions to The Wall Street Journal grew 5% compared to the prior year, to nearly 3.9 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 9% to 3.3 million average subscriptions in the quarter, and represented 85% of total Wall Street Journal subscriptions.

	For the three months ended March 31,
	2023	2022	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	3,299	3,036	9%
Total subscriptions	3,888	3,718	5%
Barron’s Group
Digital-only subscriptions	969	810	20%
Total subscriptions	1,128	1,008	12%
Total Consumer
Digital-only subscriptions	4,347	3,941	10%
Total subscriptions	5,117	4,848	6%

Advertising revenues decreased $14 million, or 14%, primarily due to 17% and 8% declines in digital and print advertising revenues, respectively, driven primarily by continued weakness in the technology and finance categories. Digital advertising accounted for 59% of total advertising revenues in the quarter, compared to 62% in the prior year.

Segment EBITDA for the quarter increased $21 million, or 24%, which includes a $17 million combined contribution from the acquisitions of OPIS and CMA. The growth reflects the higher revenues discussed above and the absence of $15 million in transaction costs related to the acquisition of OPIS in the prior year, partially offset by $21 million of higher employee costs due to the acquisitions of OPIS and CMA and $6 million of higher marketing costs, partly due to the increase in the number of in-person conferences and events. Adjusted Segment EBITDA decreased 11%.

Book Publishing

Revenues in the quarter were flat with the prior year, as higher sales in Christian books were offset by the $11 million, or 2%, negative impact from foreign currency fluctuations. Key titles in the quarter included The Courage to Be Free by Ron DeSantis, Demon Copperhead by Barbara Kingsolver and Never, Never by Colleen Hoover and Tarryn Fisher. Adjusted Revenues increased 2%. Digital sales declined 3% compared to the prior year due to lower e-book sales. Digital sales represented 23% of Consumer revenues for the quarter and were in-line with the prior year. Backlist sales represented approximately 60% of total revenues in the quarter.

Segment EBITDA for the quarter decreased $6 million, or 9%, compared to the prior year, driven by ongoing supply chain, inventory and inflationary pressures on manufacturing, freight and distribution costs. The decline was partially offset by lower employee costs. These pressures are expected to continue to impact the business in the near term. Adjusted Segment EBITDA decreased 7%.

News Media

Revenues in the quarter decreased $17 million, or 3%, as compared to the prior year, driven by a $42 million, or 7%, negative impact from foreign currency fluctuations, partially offset by higher circulation and subscription and advertising revenues in constant currency. Within the segment, revenues at News Corp Australia and News UK decreased 5% and 4%, respectively, as both were impacted by negative foreign currency fluctuations. On a constant currency basis, revenues at News Corp Australia and News UK increased 1% and 6%, respectively. Adjusted Revenues for the segment increased 4% compared to the prior year.

Circulation and subscription revenues decreased $11 million, or 4%, compared to the prior year, primarily due to a $21 million, or 8%, negative impact from foreign currency fluctuations and lower print volume. The decline was partially offset by cover price increases and digital subscriber growth.

Advertising revenues decreased $11 million, or 5%, compared to the prior year, primarily due to a $15 million, or 7%, negative impact from foreign currency fluctuations, lower digital advertising at News Corp Australia, and lower print advertising at News UK. The decline was partially offset by growth in digital advertising at News UK and higher print advertising at News Corp Australia.

In the quarter, Segment EBITDA decreased $5 million, or 13%, compared to the prior year, driven by lower revenues, as discussed above, and reflects a $4 million, or 10%, negative impact from foreign currency fluctuations. The decline was also due to a $14 million negative impact from higher newsprint prices and approximately $13 million of higher costs related to TalkTV and other digital investments, primarily at News Corp Australia. The Segment EBITDA decline was partially offset by cost saving initiatives. Newsprint, production and distribution costs are expected to be higher in fiscal 2023 than the prior year due to supply chain and inflationary pressures, partially offset by the Company’s continued transition to digital products. Adjusted Segment EBITDA decreased 5%.

Digital revenues represented 36% of News Media segment revenues in the quarter, compared to 35% in the prior year, and represented 34% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of March 31, 2023 were 1,043,000 (937,000 for news mastheads), compared to 946,000 (876,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of March 31, 2023 were 494,000, compared to 421,000 in the prior year (Source: Internal data)
•The Sun’s digital offering reached 199 million global monthly unique users in March 2023, compared to 171 million in the prior year (Source: Google Analytics)
•New York Post’s digital network reached 147 million unique users in March 2023, compared to 155 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow and free cash flow available to News Corporation:

	For the nine months ended March 31,
	2023	2022
	(in millions)
Net cash provided by operating activities	$670	$1,030
Less: Capital expenditures	(350)	(315)
Free cash flow	320	715
Less: REA Group free cash flow	(153)	(184)
Plus: Cash dividends received from REA Group	91	87
Free cash flow available to News Corporation	$258	$618

Net cash provided by operating activities of $670 million for the nine months ended March 31, 2023 was $360 million lower than $1,030 million in the prior year, primarily due to lower Total Segment EBITDA, as noted above, and higher working capital, partially offset by lower restructuring and tax payments.

Free cash flow in the nine months ended March 31, 2023 was $320 million compared to $715 million in the prior year. Free cash flow available to News Corporation in the nine months ended March 31, 2023 was $258 million compared to $618 million in the prior year period. The decrease in both free cash flow and free cash flow available to News Corporation was primarily due to lower cash provided by operating activities, as mentioned above, and higher capital expenditures. Foxtel’s capital expenditures for the nine months ended March 31, 2023 were $118 million compared to $125 million in the prior year.

Free cash flow and free cash flow available to News Corporation are non-GAAP financial measures. Free cash flow is defined as net cash provided by operating activities, less capital expenditures, and free cash flow available to News Corporation is defined as free cash flow, less REA Group free cash flow, plus cash dividends received from REA Group.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends. The Company believes free cash flow available to News Corporation, which adjusts free cash flow to exclude REA Group’s free cash flow and include dividends received from REA Group, provides management and investors with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of both free cash flow and free cash flow available to News Corporation is that they do not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow and free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues, free cash flow and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by operating activities to free cash flow and free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EDT on May 11, 2023. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, the Company’s cost savings initiatives, including announced headcount reductions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim
212-416-4529
lkim@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended March 31,		For the nine months ended March 31,
	2023	2022	2023	2022
Revenues:
Circulation and subscription	$1,122	$1,099	$3,318	$3,248
Advertising	393	418	1,263	1,342
Consumer	495	497	1,474	1,615
Real estate	272	316	896	988
Other	165	162	495	518
Total Revenues	2,447	2,492	7,446	7,711
Operating expenses	(1,286)	(1,246)	(3,853)	(3,769)
Selling, general and administrative	(841)	(888)	(2,514)	(2,588)
Depreciation and amortization	(183)	(172)	(536)	(505)
Impairment and restructuring charges	(25)	(37)	(65)	(82)
Equity losses of affiliates	(10)	(4)	(43)	(10)
Interest expense, net	(25)	(25)	(78)	(68)
Other, net	14	13	(10)	143
Income before income tax expense	91	133	347	832
Income tax expense	(32)	(29)	(128)	(199)
Net income	59	104	219	633
Less: Net income attributable to noncontrolling interests	(9)	(22)	(62)	(120)
Net income attributable to News Corporation stockholders	$50	$82	$157	$513

Weighted average shares outstanding:
Basic	575	589	578	591
Diluted	578	592	580	594

Net income attributable to News Corporation stockholders per share:
Basic	$0.09	$0.14	$0.27	$0.87
Diluted	$0.09	$0.14	$0.27	$0.86

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of March 31, 2023	As of June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,659	$1,822
Receivables, net	1,540	1,502
Inventory, net	356	311
Other current assets	477	458
Total current assets	4,032	4,093

Non-current assets:
Investments	506	488
Property, plant and equipment, net	2,017	2,103
Operating lease right-of-use assets	1,022	891
Intangible assets, net	2,542	2,671
Goodwill	5,136	5,169
Deferred income tax assets	368	422
Other non-current assets	1,411	1,384
Total assets	$17,034	$17,221

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$407	$411
Accrued expenses	1,164	1,236
Deferred revenue	623	604
Current borrowings	27	293
Other current liabilities	983	975
Total current liabilities	3,204	3,519

Non-current liabilities:
Borrowings	2,960	2,776
Retirement benefit obligations	156	155
Deferred income tax liabilities	172	198
Operating lease liabilities	1,093	947
Other non-current liabilities	465	483
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,486	11,779
Accumulated deficit	(2,136)	(2,293)
Accumulated other comprehensive loss	(1,279)	(1,270)
Total News Corporation stockholders' equity	8,077	8,222
Noncontrolling interests	907	921
Total equity	8,984	9,143
Total liabilities and equity	$17,034	$17,221

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the nine months ended March 31,
	2023	2022
Operating activities:
Net income	$219	$633
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	536	505
Operating lease expense	82	95
Equity losses of affiliates	43	10
Cash distributions received from affiliates	7	20
Impairment charges	—	15
Other, net	10	(143)
Deferred income taxes and taxes payable	27	69
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(236)	(62)
Inventories, net	(55)	(82)
Accounts payable and other liabilities	37	(30)
Net cash provided by operating activities	670	1,030
Investing activities:
Capital expenditures	(350)	(315)
Acquisitions, net of cash acquired	(15)	(1,167)
Investments in equity affiliates and other	(105)	(99)
Proceeds from property, plant and equipment and other asset dispositions	51	(2)
Other, net	(21)	29
Net cash used in investing activities	(440)	(1,554)
Financing activities:
Borrowings	434	1,157
Repayment of borrowings	(506)	(662)
Repurchase of shares	(196)	(125)
Dividends paid	(116)	(114)
Other, net	2	(82)
Net cash (used in) provided by financing activities	(382)	174
Net change in cash and cash equivalents	(152)	(350)
Cash and cash equivalents, beginning of period	1,822	2,236
Exchange movement on opening cash balance	(11)	(21)
Cash and cash equivalents, end of period	$1,659	$1,865

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income to Total Segment EBITDA for the three and nine months ended March 31, 2023 and 2022:

	For the three months ended March 31,
	2023	2022	Change	% Change
	(in millions)
Net income	$59	$104	$(45)	(43)%
Add:
Income tax expense	32	29	3	10%
Other, net	(14)	(13)	(1)	(8)%
Interest expense, net	25	25	—	—%
Equity losses of affiliates	10	4	6	**
Impairment and restructuring charges	25	37	(12)	(32)%
Depreciation and amortization	183	172	11	6%
Total Segment EBITDA	$320	$358	$(38)	(11)%
** - Not meaningful

	For the nine months ended March 31,
	2023	2022	Change	% Change
	(in millions)
Net income	$219	$633	$(414)	(65)%
Add:
Income tax expense	128	199	(71)	(36)%
Other, net	10	(143)	153	**
Interest expense, net	78	68	10	15%
Equity losses of affiliates	43	10	33	**
Impairment and restructuring charges	65	82	(17)	(21)%
Depreciation and amortization	536	505	31	6%
Total Segment EBITDA	$1,079	$1,354	$(275)	(20)%
** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and nine months ended March 31, 2023 and 2022:

	Revenues			Total Segment EBITDA
	For the three months ended March 31,			For the three months ended March 31,
	2023	2022	Difference	2023	2022	Difference
	(in millions)			(in millions)
As reported	$2,447	$2,492	$(45)	$320	$358	$(38)
Impact of acquisitions	(51)	—	(51)	(16)	15	(31)
Impact of divestitures	—	—	—	—	—	—
Impact of foreign currency fluctuations	98	—	98	13	—	13
Net impact of U.K. Newspaper Matters	—	—	—	4	3	1
As adjusted	$2,494	$2,492	$2	$321	$376	$(55)

	Revenues			Total Segment EBITDA
	For the nine months ended March 31,			For the nine months ended March 31,
	2023	2022	Difference	2023	2022	Difference
	(in millions)			(in millions)
As reported	$7,446	$7,711	$(265)	$1,079	$1,354	$(275)
Impact of acquisitions	(177)	—	(177)	(47)	15	(62)
Impact of divestitures	—	(1)	1	—	5	(5)
Impact of foreign currency fluctuations	422	—	422	66	—	66
Net impact of U.K. Newspaper Matters	—	—	—	13	9	4
As adjusted	$7,691	$7,710	$(19)	$1,111	$1,383	$(272)

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for each of the three month periods during the nine months ended March 31, 2023 and 2022 are as follows:

	Fiscal Year 2023
	Q1	Q2	Q3
U.S. Dollar per Australian Dollar	$0.68	$0.66	$0.68
U.S. Dollar per British Pound Sterling	$1.17	$1.17	$1.22

	Fiscal Year 2022
	Q1	Q2	Q3
U.S. Dollar per Australian Dollar	$0.74	$0.73	$0.72
U.S. Dollar per British Pound Sterling	$1.38	$1.35	$1.34

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2023 and 2022 are as follows:

	For the three months ended March 31,
	2023	2022	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$374	$416	(10)%
Subscription Video Services	505	494	2%
Dow Jones	487	487	—%
Book Publishing	524	515	2%
News Media	604	580	4%
Other	—	—	—%
Adjusted Total Revenues	$2,494	$2,492	—%

Adjusted Segment EBITDA:
Digital Real Estate Services	$104	$137	(24)%
Subscription Video Services	72	79	(9)%
Dow Jones	92	103	(11)%
Book Publishing	62	67	(7)%
News Media	37	39	(5)%
Other	(46)	(49)	6%
Adjusted Total Segment EBITDA	$321	$376	(15)%

	For the nine months ended March 31,
	2023	2022	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$1,220	$1,297	(6)%
Subscription Video Services	1,561	1,502	4%
Dow Jones	1,474	1,439	2%
Book Publishing	1,580	1,678	(6)%
News Media	1,856	1,794	3%
Other	—	—	—%
Adjusted Total Revenues	$7,691	$7,710	—%

Adjusted Segment EBITDA:
Digital Real Estate Services	$376	$458	(18)%
Subscription Video Services	292	279	5%
Dow Jones	307	342	(10)%
Book Publishing	156	259	(40)%
News Media	119	184	(35)%
Other	(139)	(139)	—%
Adjusted Total Segment EBITDA	$1,111	$1,383	(20)%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2023 and 2022:

	For the three months ended March 31, 2023
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$363	$(2)	$—	$13	$—	$374
Subscription Video Services	477	—	—	28	—	505
Dow Jones	529	(46)	—	4	—	487
Book Publishing	515	(2)	—	11	—	524
News Media	563	(1)	—	42	—	604
Other	—	—	—	—	—	—
Total Revenues	$2,447	$(51)	$—	$98	$—	$2,494

Segment EBITDA:
Digital Real Estate Services	$102	$(3)	$—	$5	$—	$104
Subscription Video Services	68	—	—	4	—	72
Dow Jones	109	(17)	—	—	—	92
Book Publishing	61	1	—	—	—	62
News Media	34	(1)	—	4	—	37
Other	(54)	4	—	—	4	(46)
Total Segment EBITDA	$320	$(16)	$—	$13	$4	$321

	For the nine months ended March 31, 2023
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$1,170	$(9)	$—	$59	$—	$1,220
Subscription Video Services	1,441	—	—	120	—	1,561
Dow Jones	1,607	(152)	—	19	—	1,474
Book Publishing	1,533	(8)	—	55	—	1,580
News Media	1,695	(8)	—	169	—	1,856
Other	—	—	—	—	—	—
Total Revenues	$7,446	$(177)	$—	$422	$—	$7,691

Segment EBITDA:
Digital Real Estate Services	$349	$—	$—	$27	$—	$376
Subscription Video Services	269	—	—	23	—	292
Dow Jones	361	(54)	—	—	—	307
Book Publishing	151	—	—	5	—	156
News Media	111	(3)	—	11	—	119
Other	(162)	10	—	—	13	(139)
Total Segment EBITDA	$1,079	$(47)	$—	$66	$13	$1,111

	For the three months ended March 31, 2022
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$416	$—	$—	$—	$—	$416
Subscription Video Services	494	—	—	—	—	494
Dow Jones	487	—	—	—	—	487
Book Publishing	515	—	—	—	—	515
News Media	580	—	—	—	—	580
Other	—	—	—	—	—	—
Total Revenues	$2,492	$—	$—	$—	$—	$2,492

Segment EBITDA:
Digital Real Estate Services	$137	$—	$—	$—	$—	$137
Subscription Video Services	79	—	—	—	—	79
Dow Jones	88	15	—	—	—	103
Book Publishing	67	—	—	—	—	67
News Media	39	—	—	—	—	39
Other	(52)	—	—	—	3	(49)
Total Segment EBITDA	$358	$15	$—	$—	$3	$376

	For the nine months ended March 31, 2022
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$1,298	$—	$(1)	$—	$—	$1,297
Subscription Video Services	1,502	—	—	—	—	1,502
Dow Jones	1,439	—	—	—	—	1,439
Book Publishing	1,678	—	—	—	—	1,678
News Media	1,794	—	—	—	—	1,794
Other	—	—	—	—	—	—
Total Revenues	$7,711	$—	$(1)	$—	$—	$7,710

Segment EBITDA:
Digital Real Estate Services	$453	$—	$5	$—	$—	$458
Subscription Video Services	279	—	—	—	—	279
Dow Jones	327	15	—	—	—	342
Book Publishing	259	—	—	—	—	259
News Media	184	—	—	—	—	184
Other	(148)	—	—	—	9	(139)
Total Segment EBITDA	$1,354	$15	$5	$—	$9	$1,383

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and nine months ended March 31, 2023 and 2022:

	For the three months ended March 31, 2023		For the three months ended March 31, 2022
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$59		$104
Less: Net income attributable to noncontrolling interests	(9)		(22)
Net income attributable to News Corporation stockholders	$50	$0.09	$82	$0.14
U.K. Newspaper Matters	4	0.01	3	0.01
Impairment and restructuring charges (a)	25	0.04	37	0.05
Other, net	(14)	(0.03)	(13)	(0.02)
Tax impact on items above	(12)	(0.02)	(17)	(0.03)
Impact of noncontrolling interest on items above	—	—	4	0.01
As adjusted	$53	$0.09	$96	$0.16
(a)During the three months ended March 31, 2022, the Company recognized a non-cash impairment charge of $15 million related to the write-down of fixed assets associated with the shutdown and sale of certain U.S. printing facilities at the Dow Jones segment.

	For the nine months ended March 31, 2023		For the nine months ended March 31, 2022
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$219		$633
Less: Net income attributable to noncontrolling interests	(62)		(120)
Net income attributable to News Corporation stockholders	$157	$0.27	$513	$0.86
U.K. Newspaper Matters	13	0.02	9	0.02
Impairment and restructuring charges (a)	65	0.11	82	0.14
Equity losses of affiliates (b)	—	—	3	0.01
Other, net	10	0.02	(143)	(0.24)
Tax impact on items above	(39)	(0.07)	(15)	(0.03)
Impact of noncontrolling interest on items above	(1)	—	45	0.07
As adjusted	$205	$0.35	$494	$0.83
(a)During the nine months ended March 31, 2022, the Company recognized a non-cash impairment charge of $15 million related to the write-down of fixed assets associated with the shutdown and sale of certain U.S. printing facilities at the Dow Jones segment.
(b)During the nine months ended March 31, 2022, the Company recognized a non-cash impairment charge related to an equity method investment.

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three and nine months ended March 31, 2023:

	Q3 Fiscal 2022	Q3 Fiscal 2023	FX impact	Q3 Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$1,099	$1,122	$(50)	$1,172	2%	7%
Advertising	418	393	(19)	412	(6)%	(1)%
Consumer	497	495	(11)	506	—%	2%
Real estate	316	272	(9)	281	(14)%	(11)%
Other	162	165	(9)	174	2%	7%
Total revenues	$2,492	$2,447	$(98)	$2,545	(2)%	2%

Digital Real Estate Services:
Circulation and subscription	$3	$3	$—	$3	—%	—%
Advertising	33	35	(1)	$36	6%	9%
Real estate	316	272	(9)	$281	(14)%	(11)%
Other	64	53	(3)	$56	(17)%	(13)%
Total Digital Real Estate Services segment revenues	$416	$363	$(13)	$376	(13)%	(10)%

REA Group revenues	$246	$222	$(13)	$235	(10)%	(4)%

Subscription Video Services:
Circulation and subscription	$434	$419	$(25)	$444	(3)%	2%
Advertising	51	49	(3)	$52	(4)%	2%
Other	9	9	—	$9	—%	—%
Total Subscription Video Services segment revenues	$494	$477	$(28)	$505	(3)%	2%

	Q3 Fiscal 2022	Q3 Fiscal 2023	FX impact	Q3 Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Dow Jones:
Circulation and subscription	$377	$426	$(4)	$430	13%	14%
Advertising	102	88	—	$88	(14)%	(14)%
Other	8	15	—	$15	88%	88%
Total Dow Jones segment revenues	$487	$529	$(4)	$533	9%	9%

Book Publishing:
Consumer	497	495	(11)	$506	—%	2%
Other	18	20	—	$20	11%	11%
Total Book Publishing segment revenues	$515	$515	$(11)	$526	—%	2%

News Media:
Circulation and subscription	$285	$274	$(21)	$295	(4)%	4%
Advertising	232	221	(15)	$236	(5)%	2%
Other	63	68	(6)	$74	8%	17%
Total News Media segment revenues	$580	$563	$(42)	$605	(3)%	4%

News UK
Circulation and subscription	$144	$135	$(14)	$149	(6)%	3%
Advertising	72	72	(6)	$78	—%	8%
Other	28	28	(3)	$31	—%	11%
Total News UK revenues	$244	$235	$(23)	$258	(4)%	6%

News Corp Australia
Circulation and subscription	$119	$112	$(7)	$119	(6)%	—%
Advertising	105	99	(6)	$105	(6)%	—%
Other	31	31	(2)	$33	—%	6%
Total News Corp Australia revenues	$255	$242	$(15)	$257	(5)%	1%

	Q3 YTD Fiscal 2022	Q3 YTD Fiscal 2023	FX impact	Q3 YTD Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$3,248	$3,318	$(207)	$3,525	2%	9%
Advertising	1,342	1,263	(80)	1,343	(6)%	—%
Consumer	1,615	1,474	(55)	1,529	(9)%	(5)%
Real estate	988	896	(43)	939	(9)%	(5)%
Other	518	495	(37)	532	(4)%	3%
Total revenues	$7,711	$7,446	$(422)	$7,868	(3)%	2%

Digital Real Estate Services:
Circulation and subscription	$9	$9	$—	$9	—%	—%
Advertising	99	103	(3)	$106	4%	7%
Real estate	988	896	(43)	$939	(9)%	(5)%
Other	202	162	(13)	$175	(20)%	(13)%
Total Digital Real Estate Services segment revenues	$1,298	$1,170	$(59)	$1,229	(10)%	(5)%

REA Group revenues	$779	$714	$(59)	$773	(8)%	(1)%

Subscription Video Services:
Circulation and subscription	$1,307	$1,249	$(104)	$1,353	(4)%	4%
Advertising	165	160	(13)	$173	(3)%	5%
Other	30	32	(3)	$35	7%	17%
Total Subscription Video Services segment revenues	$1,502	$1,441	$(120)	$1,561	(4)%	4%

Dow Jones:
Circulation and subscription	$1,082	$1,257	$(19)	$1,276	16%	18%
Advertising	333	313	—	$313	(6)%	(6)%
Other	24	37	—	$37	54%	54%
Total Dow Jones segment revenues	$1,439	$1,607	$(19)	$1,626	12%	13%

Book Publishing:
Consumer	1,615	1,474	(55)	$1,529	(9)%	(5)%
Other	63	59	—	$59	(6)%	(6)%
Total Book Publishing segment revenues	$1,678	$1,533	$(55)	$1,588	(9)%	(5)%

	Q3 YTD Fiscal 2022	Q3 YTD Fiscal 2023	FX impact	Q3 YTD Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
News Media:
Circulation and subscription	$850	$803	$(84)	$887	(6)%	4%
Advertising	745	687	(64)	$751	(8)%	1%
Other	199	205	(21)	$226	3%	14%
Total News Media segment revenues	$1,794	$1,695	$(169)	$1,864	(6)%	4%

News UK
Circulation and subscription	$428	$398	$(57)	$455	(7)%	6%
Advertising	235	216	(25)	$241	(8)%	3%
Other	88	80	(11)	$91	(9)%	3%
Total News UK revenues	$751	$694	$(93)	$787	(8)%	5%

News Corp Australia
Circulation and subscription	$354	$331	$(27)	$358	(6)%	1%
Advertising	337	316	(26)	$342	(6)%	1%
Other	105	102	(8)	$110	(3)%	5%
Total News Corp Australia revenues	$796	$749	$(61)	$810	(6)%	2%